LIQUIDITY SERVICES ANNOUNCES FIRST QUARTER FISCAL YEAR 2019 FINANCIAL RESULTS

•	GMV of $158.5 million -- GAAP Revenue of $54.1 million -- GAAP Net Loss of $(5.0) million

•	Non-GAAP Adjusted EBITDA of $(1.7) million

•	Double-digit organic GMV and GAAP Revenue growth year-over-year, excluding completed DoD Surplus Contract, reflects continued market share expansion of core business

•	Execution of growth strategy drives 42% improvement in consolidated Non-GAAP Adjusted EBITDA

Bethesda, MD - February 7, 2019 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the first quarter fiscal year 2019 ended December 31, 2018. The company's Q1-FY19 performance exceeded our guidance range for GAAP Net Loss, Non-GAAP Adjusted EBITDA, GAAP EPS, and Non-GAAP Adjusted EPS and was within guidance range for Gross Merchandise Volume (GMV).

"Our first quarter results reflect continued execution of our growth strategy and improving results across all of our business segments. GMV grew approximately 16% over the prior year period in our CAG segment, excluding the DoD Surplus contract, as we saw increased demand for our services in North America and the Asia Pacific region. GMV grew 23% over the prior year period in our RSCG segment due to higher than expected volumes across multiple seller accounts for both our full-service and self-service solutions. Our GovDeals segment grew GMV 7% over the prior year period driven by higher volumes from new and existing sellers. Excluding the completed DoD Surplus contract, our consolidated GMV grew 12% and our GAAP Revenue grew 20% over the prior year period. Additionally, our Non-GAAP Adjusted EBITDA, including the completed DoD Surplus contract, increased 42% over the prior year period reflecting operating efficiencies in the business that will drive improved results over time," said Bill Angrick, Chairman and CEO of Liquidity Services. "These improvements are notable as they mark the third consecutive quarter that we achieved double-digit top line growth, excluding our DoD Surplus contract, and demonstrate that we are successfully executing on our strategy to deliver long term value for our sellers, buyers and shareholders."

Update on LiquidityOne
Our LiquidityOne transformation initiative is designed to deliver an improved online marketplace platform and related software tools to enhance our customer experience, operations and ability to scale to a much larger business.  We are breaking new ground in defining how the liquidation and secondary markets are served on a global basis through online channels. We are already reaping the benefits of technology enhancements, new functionality, new service offerings and improved operations that are improving results. We strive to balance current growth with ongoing investments in our technology platform. To enable further user acceptance testing of new platform features and back end tools we will defer the launch of our Go-Dove marketplace on our new platform from early calendar year 2019 until later this spring.

We are already working on the development of our consolidated marketplace, which will provide our existing 3.5 million registered buyers a single online destination to search for, find and buy any asset from across our network of marketplaces. We are combining this effort with our marketing technology stack initiative, which will enhance our ability to acquire new targeted buyers; mine data and analyze buyer behavior, preferences, and motivations; and continue to improve how we reach new and existing buyers. Subsequently, we will migrate our retail marketplace to our new e-commerce technology. Our retail business is already benefiting from recent technology developments such as our Returns Process Management (RPM) SaaS solution, which is being used by Fortune 1000 retailers to reduce cost, improve customer service and maximize financial recovery on returned products.

-- more --

First Quarter Consolidated Operating and Earnings Results
The company reported Q1-FY19 GMV, an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time, of $158.5 million, up from $155.4 million in the prior year’s comparable period. GAAP Revenue for Q1-FY19 was $54.1 million, down from $61.1 million in the prior period, which included our completed DoD Surplus contract. Excluding the DoD Surplus contract, GMV was up 12% and GAAP Revenue was up 20% compared to the prior year. GAAP Net loss for Q1-FY19 was $(5.0) million, which resulted in a diluted loss per share of $(0.15) based on a weighted average of 32.8 million diluted shares outstanding, compared to $(1.2) million and $(0.04) respectively, in the prior period. Non-GAAP adjusted net loss, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these Non-GAAP adjustments as well as non-recurring tax adjustments, was $(3.3) million or $(0.10) adjusted diluted loss per share, an improvement from $(4.6) million and $(0.14) respectively, in the prior period.

Non-GAAP Adjusted EBITDA, which excludes stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment, was a loss of $(1.7) million, an improvement from the loss in the same period last year of $(3.0) million, representing a $1.3 million improvement despite the completion of the DoD Surplus contract.

Q1-FY19 comparative consolidated financial results reflect double-digit GMV growth in our RSCG segment; double-digit GMV growth in our CAG segment, excluding the completed DoD Surplus contract which was $13.9 million in Q1-FY18; and GMV growth in our GovDeals segment. We also incurred lower expenses related to our LiquidityOne transformation, lower expenses due to the closure of our IronDirect business, and the benefit of the restructuring of our CAG segment and corporate functions. These improvements were offset by the wind down of all operations under the DoD Surplus contract, largely completed in the first half of FY18.

-- more --

First Quarter Segment Operating and Earnings Results
We present operating results in five reportable segments: GovDeals, Capital Assets Group (CAG), Retail Supply Chain Group (RSCG), Machinio and Corporate & Other. The GovDeals, CAG, RSCG and Machinio segments constitute approximately 99.2% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models as well as a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q1-FY19 segment results are as follows (unaudited, in millions):

	Three Months Ended December 31,
	2018	2017
GovDeals[1]:
GMV	$76.3	$71.1
Revenue	$7.7	$7.0
Gross profit	$7.1	$6.5

CAG[2]:
GMV	$46.4	$53.9
Revenue	$15.5	$32.1
Gross profit	$8.9	$17.6

RSCG:
GMV	$35.4	$28.7
Revenue	$29.5	$20.5
Gross profit	$9.5	$6.7

Machinio:
GMV	$—	$—
Revenue	$1.0	$—
Gross profit	$0.9	$—

Corporate & Other[3]:
GMV	$0.4	$1.7
Revenue	$0.4	$1.5
Gross profit	$0.1	$(0.6)

Consolidated:
GMV	$158.5	$155.4
Revenue	$54.1	$61.1
Gross profit	$26.5	$30.2
1GovDeals consists of the state and municipal government business and the AuctionDeals self-service marketplace for commercial sellers.
2CAG consists of our energy and industrial commercial verticals, our DoD Surplus contract (included in FY18 results), and our DoD Scrap contract.
3Corporate & Other primarily consists of the Company's IronDirect operating segment that is not individually significant, as well as elimination adjustments.

Additional First Quarter 2019 Operational Results

•	Registered Buyers — At the end of Q1-FY19, registered buyers totaled approximately 3,514,000, representing a 9.5% increase over the approximately 3,209,000 registered buyers at the end of Q1-FY18.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 493,000 in Q1-FY19, a 5.0% decrease from the approximately 519,000 auction participants in Q1-FY18, largely due to the wind-down of the DoD Surplus contract.

•	Completed Transactions — Completed transactions increased to approximately 145,000, a 18.9% increase for Q1-FY19 from the approximately 122,000 completed transactions in Q1-FY18.
– more –

Business Outlook
We anticipate that we will continue to drive year-over-year GMV growth in Q2-FY19 through increased volumes, recovery maximization, and service expansion across all our business segments.  We expect that our bottom line results compared to the same quarter last year will continue to exhibit the effect of growth and efficiency improvements from expense leverage and from the business realignment last year.

The following forward-looking statements reflect the trends and assumptions for Q2-FY19 compared to the prior year comparable period:

(i) negative impact of the completion of the wind-down of our DoD Surplus Contract, resulting in the termination of all operations under the DoD Surplus Contract;
(ii) continued spending under our LiquidityOne transformation initiative as we continue with our Enterprise Resource Planning (ERP) implementation and prepare for the integration of our last marketplaces onto the new e-commerce platform and the launch of our new consolidated marketplace;
(iii) benefits from restructuring and business realignment activities to streamline our organizational processes;
(iv) variability in our CAG industrial and energy verticals related to project size and timing and the seasonally low transaction volume during the second quarter;
(v) continued growth in our GovDeals segment;
(vi) continued growth in our RSCG segment and the impact of seasonally high transaction volume in the second quarter;
(vii)variability in our GMV to Revenue ratio based on mix of pricing model and adoption of service fee model; and
(viii) no material impact on earnings by the Machinio segment.

For Q1-FY19 our guidance is as follows:

GMV - We expect GMV for Q1-FY19 to range from $150 million to $170 million.

GAAP Net Loss - We expect GAAP Net Loss for Q1-FY19 to range from $(8.3) million to $(5.5) million.

GAAP Diluted EPS - We expect GAAP Diluted Loss Per Share for Q1-FY19 to range from $(0.25) to $(0.17).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q1-FY9 to range from $(3.0) million to $(1.0) million.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q1-FY19 to range from $(0.17) to $(0.09). This guidance assumes a diluted weighted average number of shares outstanding for the quarter of 33.2 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

– more –

Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; provision (benefit) for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment.

	Three Months Ended December 31,
	2018	2017
	(In thousands) (Unaudited)
Net loss	$(5,022)	$(1,212)
Interest and other income, net**	(233)	(425)
Provision (benefit) for income taxes	266	(4,815)
Depreciation and amortization	1,204	1,211
EBITDA	(3,785)	(5,241)
Stock compensation expense	1,513	930
Acquisition costs and impairment of long-lived assets*	82	—
Business realignment expenses*	34	1,349
Deferred revenue purchase accounting adjustment	432	—
Adjusted EBITDA	$(1,724)	$(2,962)
*Acquisition costs and impairment of long-lived assets and business realignment expenses, which are excluded from Adjusted EBITDA and Adjusted Net Loss, are included in Other operating expenses on the Statement of Operations.
**Interest and other income, net excludes non-services pension and other postretirement benefit expense.

Non-GAAP Adjusted Net Loss and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Loss is a supplemental non-GAAP financial measure and is equal to net loss plus stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Non-GAAP Adjusted Net Loss. For Q1-FY19 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 16.8% compared to 22.7% used for the Q1-FY18 results. The 16.8% tax rate excludes the impact of the charge to our U.S. valuation allowance.

	Three Months Ended December 31,
	2018	2017
	(Unaudited) (Dollars in thousands, except per share data)
Net loss	$(5,022)	$(1,212)
Stock compensation expense	1,513	930
Acquisition costs and impairment of long-lived assets*	82	—
Business realignment expenses*	34	1,349
Deferred revenue purchase accounting adjustment	432	—
Income tax impact of adjustments	(346)	(517)
Income tax impact of tax law change	—	(5,169)
Adjusted net loss	$(3,307)	$(4,619)
Adjusted basic loss per common share	(0.10)	(0.14)
Adjusted diluted loss per common share	(0.10)	(0.14)
Basic weighted average shares outstanding	32,808,144	31,876,603
Diluted weighted average shares outstanding	32,808,144	31,876,603
*Acquisition costs and impairment of long-lived assets and business realignment expenses, which are excluded from Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Net Loss, are included in Other operating expenses on the Statement of Operations.
– more –

Conference Call
The Company will host a conference call to discuss the first quarter fiscal year 2019 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 4686798. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until February 6, 2020 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until February 21, 2019 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 4686798. Both replays will be available starting at 1:30 p.m. ET on the day of the call.
Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net loss is used to arrive at EBITDA and Adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA EPS to our guidance for GAAP Net Loss and GAAP Diluted EPS, respectively, because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between GAAP net loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss or GAAP Diluted EPS.

- more -

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to the new LiquidityOne platform, the launch of our GoDove, our retail and our future consolidated marketplaces; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; expected future effective tax rates; and trends and assumptions about future periods, including the second quarter FY-19. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, the dependence on our Scrap contract with the DoD and our contract with Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully integrate the Machinio operations with our business; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; and the success of our LiquidityOne transformation initiative, including training and education of users to adopt our new LiquidityOne platform. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

- more -

About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 12,000 sellers worldwide. With nearly $8 billion in completed transactions, and approximately 3.5 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

– more –

Liquidity Services and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31, 2018	September 30, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,513	$58,448
Short-term investments	30,000	20,000
Accounts receivable, net of allowance for doubtful accounts of $378 and $337 at December 31, 2018 and September 30, 2018, respectively	6,089	4,870
Inventory	10,504	10,122
Prepaid taxes and tax refund receivable	1,516	1,727
Prepaid expenses and other current assets	6,999	7,816
Total current assets	93,621	102,983
Property and equipment, net	17,274	16,610
Intangible assets, net	7,035	7,366
Goodwill	59,724	59,819
Deferred tax assets	930	930
Other assets	14,272	14,124
Total assets	$192,856	$201,832
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,369	$13,859
Accrued expenses and other current liabilities	20,914	21,373
Distributions payable	1,522	2,128
Deferred revenue	2,776	2,142
Payables to sellers	27,185	28,969
Total current liabilities	62,766	68,471
Deferred taxes and other long-term liabilities	3,591	3,707
Total liabilities	66,357	72,178
Commitments and contingencies (Note 12)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 33,183,178 shares issued and outstanding at December 31, 2018; 32,774,118 shares issued and outstanding at September 30, 2018	33	33
Additional paid-in capital	237,679	236,115
Accumulated other comprehensive loss	(6,876)	(6,449)
Accumulated deficit	(104,337)	(100,045)
Total stockholders’ equity	126,499	129,654
Total liabilities and stockholders’ equity	$192,856	$201,832

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,
	2018	2017
Revenue	$35,735	$40,280
Fee revenue	18,318	20,863
Total revenue	54,053	61,143
Costs and expenses from operations:
Cost of goods sold (exclusive of depreciation and amortization)	24,956	27,631
Seller distributions	2,624	3,312
Technology and operations	12,524	18,100
Sales and marketing	8,981	8,310
General and administrative	8,634	7,662
Depreciation and amortization	1,204	1,211
Other operating expenses	205	1,459
Total costs and expenses	59,128	67,685
Loss from operations	(5,075)	(6,542)
Interest and other income, net	(319)	(515)
Loss before provision (benefit) for income taxes	(4,756)	(6,027)
Provision (benefit) for income taxes	266	(4,815)
Net loss	$(5,022)	$(1,212)
Basic and diluted loss per common share	$(0.15)	$(0.04)
Basic and diluted weighted average shares outstanding	32,808,144	31,876,603

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended December 31,
	2018	2017
Operating activities
Net loss	$(5,022)	$(1,212)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,204	1,211
Stock compensation expense	1,513	930
Provision for inventory allowance	—	1,841
Provision for doubtful accounts	81	16
Deferred tax provision (benefit)	20	(5,017)
Gain on disposal of property and equipment	(11)	—
Change in fair value of financial instruments	—	110
Change in fair value of earnout liability	100	—
Changes in operating assets and liabilities:
Accounts receivable	(1,298)	4,140
Inventory	(374)	1,842
Prepaid and deferred taxes	211	(51)
Prepaid expenses and other assets	1,401	4,714
Accounts payable	(3,490)	(1,590)
Accrued expenses and other current liabilities	(413)	(3,662)
Distributions payable	(607)	(693)
Deferred revenue	633	—
Payables to sellers	(1,785)	995
Other liabilities	(239)	(78)
Net cash (used in) provided by operating activities	(8,076)	3,496
Investing activities
Increase in intangibles	(5)	(18)
Purchases of property and equipment, including capitalized software	(1,575)	(948)
Proceeds from sales of property and equipment	24	—
Purchase of short-term investments	(10,000)	—
Net cash used in investing activities	(11,556)	(966)
Financing activities
Proceeds from exercise of common stock options (net of tax)	8	—
Net cash provided by financing activities	8	—
Effect of exchange rate differences on cash and cash equivalents	(311)	(112)
Net (decrease) increase in cash and cash equivalents	(19,935)	2,418
Cash and cash equivalents at beginning of period	58,448	94,348
Cash and cash equivalents at end of period	$38,513	$96,766
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$32	$251